Exhibit 3.9

CERTIFICATE OF INCORPORATION

OF

DOVER BMCS ACQUISITION CORP.

1. Name. The name of the Corporation is Dover BMCS Acquisition Corp.

2. Registered Agent and Address. The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

3. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4. Powers and Privileges. In furtherance of the objects and purposes of the Corporation, the Corporation shall have all the powers and privileges granted by the General Corporation Law of the State of Delaware, by any other law, or by this Certificate of Incorporation, including without limitation the power to borrow or raise money and otherwise contract indebtedness for any of the purposes of the Corporation; to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or nonnegotiable instruments and evidences of indebtedness; to secure the payment of any of the foregoing and of the interest thereon by mortgage, pledge, assignment, deed of trust or lien of or upon any or all of the property of the Corporation (real, personal or mixed), whether at the time owned or thereafter acquired; and to sell, pledge or otherwise dispose of such bonds or other obligations of the Corporation for its corporate purposes.

5. Capitalization. The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock, having a par value of One Dollar ($1.00) per share.

6. Incorporator. The name and mailing address of the Incorporator are as follows:

NAME	MAILING ADDRESS
Kathryn J. Kindell	Conner & Winters, LLP 4000 One Williams Center Tulsa, OK 74172-0148

7. Board of Directors. The powers of the Incorporator shall terminate upon the election of a Board of Directors of the Corporation. The number of members of the Board of Directors of the Corporation shall initially be one and shall thereafter be as set forth in the Bylaws.

8. Duration. The Corporation is to have perpetual existence.

9. Limited Liability. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatsoever.

10. Authority of the Board of Directors. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized:

(a) To make, alter or repeal the Bylaws of the Corporation;

(b) To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation; and

(c) To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purposes and to abolish any such reserve in the manner in which it was created.

11. General. Meetings of the stockholders may be held within or outside the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) within or outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

12. Amendment. The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

13. Compromise or Arrangement. Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them, and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, on the application in a summary way of the Corporation or of any creditor or shareholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, may order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the court directs. If a majority in number representing three-fourths (3/4ths) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the compromise or arrangement and the reorganization shall, if sanctioned by the court to which the application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of the Corporation, as the case may be, and also on the Corporation.

14. Liability of Directors. To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Article 14 shall apply to, or have any effect on, the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

THE UNDERSIGNED, being the Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly has hereunto set his hand this 18th day of September, 2007.

/s/ Kathryn J. Kindell
Kathryn J. Kindell

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

DOVER BMCS ACQUISITION CORP.

Pursuant to Section 242

of the General Corporation Law of the State of Delaware

Dover BMCS Acquisition Corp. a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.    The Certificate of Incorporation of the Corporation is hereby amended by deleting Article 1 thereof and inserting the following in lieu thereof:

“1.    Name. The name of the Corporation is Apergy BMCS Acquisition Corp.”

2.    The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

(Signature page follows)

IN WITNESS WHEREOF, Dover BMCS Acquisition Corp. has caused this Certificate to be executed by its duly authorized officer on the 1st day of May, 2018.

Dover BMCS Acquisition Corp

By:	/s/ Anthony K. Kosinski
Name:	Anthony K. Kosinski
Title:	Vice President

(Signature Page to Certificate of Amendment (Dover BMCS))